Exhibit 10.1

AGREEMENT TO EXTEND AND INCREASE FIRST LINE OF CREDIT LOAN AGREEMENT AND PROMISSORY NOTE, TO CANCEL STOCK PURCHASE AGREEMENT, AND TO GRANT OPTION IN VN TECH AGREEMENT

This Agreement (“Extension Agreement”) is entered into by and between VelaTel Global Communications, Inc. (formerly known as China Tel Group, Inc.), a Nevada corporation (“VelaTel”), and Isaac Organization, Inc., a Canadian corporation organized under the laws of Ontario (“Isaac”), or its assigns, as of February 23, 2012 (“Effective Date”). VelaTel and Isaac are each sometimes referred to individually in this Agreement as a “Party” and together as “Parties.”

RECITALS

A.                  The Parties originally entered into a stock purchase agreement on February 9, 2010. The terms of that stock purchase agreement have been amended several times, most recently as of May 10, 2011 (collectively “SPA”). Each Party acknowledges the other Party has fully performed all its obligations under the SPA except those not heretofore due or triggered. The Parties now mutually desire to cancel and terminate all of their respective executor obligations under the SPA.

B.                  Effective July 1, 2011, the Parties entered into that certain First Line of Credit Loan Agreement and Promissory Note (“First Note”) in the principal amount of up to $5,000,000. The First Note became due and payable on December 31, 2011 (“Due Date”). The Parties now mutually desire to extend the Due Date for the First Note and increase the credit limit under the First Note to reflect the total amount actually borrowed, namely $6,385,000.00 actually disbursed, plus 5% Holdback fees totaling $336,052.63, for a total principal balance of $6,721,052.63. Interest in the amount of $332,793.99 has accrued on the principal balance, for a total amount due as of February 23, 2012 of $7,053,846.62 (“Pre-Extension Total Amount Due”).

C.                  The Parties are entering into a Second Line of Credit Loan Agreement and Promissory Note (“Second Note”) separate from this Extension Agreement.

D.                  The Parties intend that the debt financing represented by the First Note and the Second Note will replace the equity financing represented by the unfunded portion of SPA.

E.                   As part of this Extension Agreement, VelaTel is granting Isaac an option to purchase up to 51% of the total equity pursuant to the Subscription and Shareholder Agreement between VelaTel and Shenzhen VN Technologies Co., Ltd. dated April 1, 2011 (“VN Tech Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Extension Agreement agree as follows:

AGREEMENT

1.                   INCREASED BALANCE OF FIRST NOTE. The principal balance of the First Note is hereby increased to $7,425,101.71 (“Increased Principal Balance”), representing the Pre-Extension Total Amount Due plus an additional Holdback of $371,259.05, representing 5% of the Pre-Extension Total Amount Due. Interest shall accrue on the Increased Principal Balance at the rate of 10% per annum.

2.                   EXTENSION OF FIRST NOTE DUE DATE. The First Note Due Date is hereby extended until June 30, 2012. Isaac waives any Default based on VelaTel’s failure to repay the First Note in full on or before the Due Date.

1

3.                   RIGHT TO CONVERT. The Parties agree to add a conversion feature granting Isaac an option to at any time convert all or any portion of the balance of principal and interest due under the First Note to shares of VelaTel’s Series A common stock (“Shares”) to Isaac or any of its assigns. The details of the conversion feature will be agreed to between the Parties when VelaTel has additional authorized Shares available for issuance.

4.                   ASSIGNMENT. Isaac shall have the right to assign its rights under this Second Note in whole or in part.

5.                   INCORPORATION BY REFERENCE. Except as amended, all terms of the First Note remain in full force and effect.

6.                   CANCELLATION OF SPA. VelaTel and Isaac do each hereby acknowledge cancellation and termination of all obligations of the other Party under the SPA except those already performed prior to the Effective Date of this Extension Agreement.

7.                   OPTION GRANT IN VN TECH AGREEMENT. Under the VN Tech Agreement, VelaTel is to acquire a 51% interest in a joint venture to distribute hydrogen fuel cell technology. VelaTel hereby grants Isaac an option to acquire VelaTel’s 51% joint venture interest at a price to be determined based on Isaac’s due diligence and a mutually agreed valuation of the value of the venture. If Isaac exercises its option to acquire VelaTel’s 51% interest, the agreed value of that interest shall be treated as an offset to the amount otherwise due under this First Note.

VELATEL GLOBAL COMMUNICATIONS INC.	ISAAC ORGANIZATION, INC.
By: /s/ George Alverez______________________ George Alvarez, its Chief Executive Officer	By: /s/ Antonios Isaac____________________________ Antonios Isaac, its Chief Executive Officer
12526 High Bluff Drive, Suite 155 San Diego, CA 92130, USA Facsimile: 760.230.7042 Email: galvarez@velatel.com	105 Schneider Road Ottawa, Ontario K2K 1Y3, CANADA Facsimile: 613.254.8912 Email: tony@isaac.com

2